UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐ Soliciting Material Pursuant to §240.14a-12.

Vestin Fund II, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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On or about February 16, 2006, Vestin Fund II, LLC (“Fund II”) mailed the attached letter to unitholders of Fund II regarding the proposal to convert Fund II into a real estate investment trust.

February 16, 2006

Dear Vestin Fund II Unitholder:

On behalf of Vestin Fund II, LLC, we would again like to thank you for taking the time to vote on the proposal to convert Vestin Fund II, LLC into a mortgage REIT.

We know that many of you had the opportunity to discuss with us the proposed REIT conversion. We are happy that we had the chance to discuss with you the proposed REIT conversion. The management of Vestin Mortgage has always had an open door policy, and nothing will change if the REIT conversion is approved. Both my staff and I will continue to be readily accessible to you in the same manner as I have in the past.

We also want to let remind you know that despite claims to the contrary, Vestin Mortgage has paid for all of the expenses incurred and to be incurred in connection with the REIT conversion. As such, no monies have been expended by Vestin Fund II in connection with the REIT conversion proposal.

As soon as the vote is tabulated, it will immediately be placed on Vestin Fund II, LLC’s web site at www.vestinfunds.com, there will be a recording on the telephone number set forth below and the tabulation will be submitted to the SEC on a Form 8-Kk.

For complete information regarding the proposed REIT conversion, please read the proxy statement/prospectus sent to you, including the risk factors starting on page 7. You may also obtain a copy of the proxy statement/prospectus free of charge at the SEC website at www.sec.gov.

As always, if you have any questions, please do not hesitate to contact me at (702) 822-8121.

Sincerely
/s/ Mike Shustek
Mike Shustek